EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion in the Annual Report on Form 10-K for the year ended December 31, 2018 of Pacific Coast Oil Trust (the “Annual Report”) of the information from our firm’s reserves report dated February 6, 2019 (our “Report”) filed as an exhibit to the Annual Report and to all references to our firm included in or made part of the Annual Report. We also consent to the incorporation by reference of the information from our Report in the Registration Statement on Form S-3 (No. 333-189394) of Pacific Coast Oil Trust.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas

March 8, 2019

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